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                                                                    Exhibit 12.1


GAYLORD ENTERTAINMENT COMPANY
RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                         9 MONTHS       9 MONTHS
                                                                                                           ENDED          ENDED
                                                                                                        SEPTEMBER 30   SEPTEMBER 30
                                              1998       1999        2000          2001         2002        2002          2003
                                             --------------------------------------------------------------------------------------
EARNINGS:
Pre-tax income                               50,846     581,765    (160,787)     (19,307)      13,277      18,859        (36,460)
Fixed Charges                                31,758      21,518      39,437       60,591       65,650      49,950         49,768
Amortization of Capitalized Interest            269         269         269          269        1,264         948            948
Distributed Income of equity investees         --          --          --           --           --          --             --
Pre-tax losses of equity investees             --          --          --           --           --          --             --
Minority Interest in pre-tax income of
  subsidiaries that have not incurred
  fixed charges                                --          --          --           --           --          --             --

                                             -----------------------------------------------------------------------------------
TOTAL EARNINGS                               82,873     603,080    (127,856)      22,772       73,366      64,985          4,145
                                             -----------------------------------------------------------------------------------

FIXED CHARGES:
INTEREST EXPENSED AND CAPITALIZED:
  Interest expense net of capitalization     30,031      16,101      30,307       39,365       46,960      36,289         31,139
  Capitalized interest                         --           472       6,775       18,781        6,825       4,772         10,111
  Rent expense                                5,234       5,460       2,600        2,700       13,100       9,815          9,405
  % Rent assumed Interest                     33.00%      90.57%      90.57%       90.57%       90.57%      90.57%         90.57%
                                             -----------------------------------------------------------------------------------
     Interest component of rent               1,727       4,945       2,355        2,445       11,865       8,889          8,518
                                             -----------------------------------------------------------------------------------

TOTAL FIXED CHARGES                          31,758      21,518      39,437       60,591       65,650      49,950         49,768
                                             -----------------------------------------------------------------------------------

EARNINGS TO FIXED CHARGES                      2.61       28.03          --           --         1.12        1.30             --


For the year 2000, 2001, and the 9 months ended September 30, 2003, earnings were insufficent to cover fixed charges. The amount of earnings needed to cover fixed charges were $167.3 million, $37.8 million, $45.6 million, respectively.